EXHIBIT 5.1

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March 30, 2007
WebSideStory, Inc.
10182 Telesis Court, 6th Floor
San Diego, CA 92121

Re:	WebSideStory, Inc. Registration Statement on Form S-3 — 1,651,435 Shares of Common Stock, Par Value $0.001 Per Share
Ladies and Gentlemen:
          We have acted as special counsel to WebSideStory, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,651,435 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 under the Act filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2007 (the “Registration Statement”), on behalf of the selling stockholders named therein. Of the Shares being registered, (a) 568,512 shares (the “Issued Shares”) of Common Stock were issued pursuant to a Merger Agreement, dated as of February 1, 2006, by and among the Company, VS Acquisition, LLC and Visual Sciences, LLC (the “Merger Agreement”), and (b) 1,082,923 shares (the “Warrant Shares”) of Common Stock are issuable upon exercise of warrants to purchase shares of Common Stock (the “Warrants”) granted pursuant to the Merger Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to this issue of the Shares.
          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
          Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or

March 30, 2007

injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.
          Subject to the foregoing, it is our opinion that, as of the date hereof, the Issued Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable, and the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when certificates representing the Warrant Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company to the applicable Warrant holders in the circumstances contemplated by, and for the consideration stated in, the Warrant most recently filed as an exhibit to the Registration Statement, the Warrant Shares will be validly issued, fully paid and nonassessable.
          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP